NEWS RELEASE
CONTACT ERIC GRAAP
(540) 349-0212 or
eric.graap@fauquierbank.com

Fauquier Bankshares Announces Third Quarter 2014 Earnings
	Net income of $1.42 million or $0.38 per diluted share for the quarter
	Net income growth of 24.7% YTD; $3.65 million versus $2.93 million for 2013

	Nonperforming assets declined 45% from a year ago; currently represent only 0.62% of total assets
WARRENTON, VA., October 28, 2014 -- Fauquier Bankshares, Inc. (NASDAQ: FBSS) parent company of The Fauquier Bank (TFB) reported net income of $1.42 million for the third quarter of 2014 compared with $1.16 million for the third quarter of 2013.  Basic and diluted earnings per share were $0.38 and $0.31 for the three months ended September 30, 2014 and September 30, 2013, respectively.  Net income for the first nine months of 2014 was $3.65 million compared with $2.93 million for the same period of 2013.  For the nine months ended September 30, 2014, basic and diluted earnings per share were $0.98 compared with $0.79 for the same period in 2013.
Return on average assets was 0.95% and return on average equity was 10.43% for the third quarter of 2014 compared with 0.78% and 9.51%, respectively, for the third quarter of 2013. For the nine-month period ended September 30, 2014, Fauquier Bankshares' return on average assets was 0.82% and return on average equity was 9.21%, compared with 0.66% and 8.10%, respectively, for the nine-month period ended September 30, 2013.
Randy K. Ferrell, President and CEO, said, "We are very pleased with our continued growth of net income each quarter this year resulting in year to date growth of 25%."
Net interest margin was 3.58% in the third quarter of 2014 compared with 3.76% for the same period in 2013.  Net interest income for the third quarter of 2014 decreased $261,000 or 5.1% to $4.89 million when compared with $5.15 million for the same period in 2013. Net interest margin was 3.58% for the first nine months of 2014 compared with 3.65% for the same period in 2013.  Net interest income for the first nine months of 2014 was $14.57 million compared with $14.92 million for the same period in 2013.  The decrease in net interest margin was attributable to lower loan demand and excess liquidity, whereby the bank is holding cash above that which is required and seeking ways to invest it.
"We continue to see improvement in nonperforming assets as they decline to their lowest levels since June 2009," Ferrell said. "Over the last nine months, there has been a significant positive turn around in our investment in the trust preferred stock of other banks. Additionally, over the last six months these investments have gone from nonperforming to performing status, and are current on all contractual interest payments." During that nine-month period the market value of trust preferred bonds increased from $2.25 million at December 31, 2013 to $3.1 million at September 30, 2014.
Nonperforming assets decreased 45% to $3.64 million, or 0.62% of period end total assets, at September 30, 2014, compared with $6.59 million, or 1.11% of period end total assets, at September 30, 2013. Included in nonperforming assets at September 30, 2014 were $2.2 million of nonperforming loans and $1.4 million of other real estate owned.  Nonaccrual loans declined $2.8 million at September 30, 2014 compared with a year earlier. Net loan charge-offs for the first nine months of 2014 were $72,000, or 0.02% of average loans, compared with $1.08 million for the same period in 2013, or 0.24% of average loans.
There were no provisions for loan losses recorded for the third quarter and first nine months of 2014, compared with $333,000 and $1.30 million for the same periods in 2013 due to improved credit quality. The allowance for loan losses was $6.6 million or 1.51% of total loans at September 30, 2014 compared with $6.5 million or 1.42% at September 30, 2013.
Noninterest income increased $241,000 to $1.93 million in the third quarter 2014 compared with $1.69 million in the same quarter in 2013. The increase was primarily due to the receipt of approximately $300,000 in tax-free death benefit in excess of surrender value related to bank-owned life insurance ("BOLI").
Total assets were $588.2 million at September 30, 2014 compared with $595.4 million at September 30, 2013.  Total loans, net were $431.3 million at September 30, 2014 compared with $448.5 million at September 30, 2013.  Total deposits were $507.8 million at September 30, 2014 compared with $522.8 million at September 30, 2013. Transaction deposits (Demand and NOW accounts) declined $5.1 million to $290.6 million at September 30, 2014 compared with $295.7 million at September 30, 2013, representing 57.2% of total deposits.
Shareholders' equity increased to $54.6 million at September 30, 2014 compared with $48.9 million at September 30, 2013.  The book value of FBSS stock was $14.62 per common share as of September 30, 2014.  Fauquier Bankshares' stock price closed at $19.59 per share on October 27, 2014.  The Company's regulatory capital ratios continue to be deemed "Well Capitalized".  At September 30, 2014, the Company's leverage ratio was 9.91%, compared with 9.31% one year earlier.  The Company's tier 1 and total risk-based ratios were 14.08% and 15.34%, respectively, at September 30, 2014, compared with 12.93% and 14.18% at September 30, 2013. Currently, the minimum capital ratios to be considered "Well Capitalized" by the Federal Reserve are 5.00% for the leverage ratio, 6.00% for the tier 1 risk-based ratio, and 10.00% for the total risk-based ratio.
"Over the past twelve months, we have seen the overall financial strength of our bank increase significantly. Our management team has done a good job of addressing nonperforming assets. We've also increased our tangible equity, a good measure of financial strength, by 12% over last year," said Ferrell. "The additional capital has allowed us to boost our efforts in Prince William County with two new branches and a well-staffed commercial lending production office."
Fauquier Bankshares, through its operating subsidiary, The Fauquier Bank is an independent, locally-owned, community bank offering a full range of financial services, including internet banking, commercial, retail, insurance, wealth management, and financial planning services through ten banking offices throughout Fauquier and Prince William counties in Virginia. TFB continued expanding its market presence with a site in Gainesville, VA and a second location in Manassas, VA which opened in June 2014 and October 2014, respectively.  Additional information, including a more extensive investor presentation, is available at www.fauquierbank.com or by calling (800) 638-3798.
This news release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Company's management uses these "non-GAAP" measures in their analysis of the Corporation's performance.  The Company's management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period.  The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance.  The Company's management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company's underlying performance.  Where incorporated into our disclosures, these non-GAAP measures will be clearly identified as such. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.
This news release may contain "forward-looking statements" as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements.  Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury, the FDIC and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except per share data)	Sep. 30, 2014	Jun. 30, 2014	Mar. 31, 2014		Dec. 31, 2013	Sep. 30, 2013

EARNINGS STATEMENT DATA:
Interest income	$ 5,526	$ 5,479	$ 5,508		$ 5,735	$ 5,841
Interest expense	635	657	651		671	689
Net interest income	4,891	4,822	4,857		5,064	5,152
Provision for loan losses	-	-	-		500	333
Net interest income after provision for loan losses	4,891	4,822	4,857	,	4,564	4,819
Noninterest income	1,930	1,698	1,422		1,827	1,689
Noninterest expense	5,021	4,851	4,983		4,513	4,926
Income (loss) before income taxes	1,800	1,669	1,296		1,878	1,582
Income taxes	378	430	303		477	418
Net income (loss)	$ 1,422	$ 1,239	$ 993		$ 1,401	$ 1,164

PER SHARE DATA:
Net income per share, basic	$ 0.38	$ 0.33	$ 0.27		$ 0.38	$ 0.31
Net income per share, diluted	$ 0.38	$ 0.33	$ 0.27		$ 0.37	$ 0.31
Cash dividends	$ 0.12	$ 0.12	$ 0.12		$ 0.12	$ 0.12
Average basic shares outstanding	3,730,877	3,730,877	3,720,491		3,713,342	3,713,342
Average diluted shares outstanding	3,751,316	3,748,299	3,734,897		3,734,812	3,731,888
Book value at period end	$ 14.62	$ 14.34	$ 14.09		$ 13.80	$ 13.16
BALANCE SHEET DATA:
Total assets	$ 588,200	$ 600,774	$ 604,673		$ 615,774	$ 595,449
Loans, net	431,278	436,552	439,004		444,710	448,524
Investment securities	56,496	59,036	57,145		55,033	51,562
Deposits	507,819	522,750	527,717		540,204	522,803
Transaction accounts (Demand & interest checking accounts)	290,603	301,293	293,503		310,930	295,697
Shareholders' equity	54,560	53,504	52,557		51,227	48,885
PERFORMANCE RATIOS:
Net interest margin(1)	3.58%	3.55%	3.62%		3.60%	3.76%
Return on average assets	0.95%	0.83%	0.68%		0.91%	0.78%
Return on average equity	10.43%	9.35%	7.76%		11.16%	9.51%
Efficiency ratio(2)	70.87%	73.09%	79.97%		65.73%	70.76%
Yield on earning assets	4.04%	4.02%	4.10%		4.07%	4.25%
Cost of interest bearing liabilities	0.57%	0.59%	0.59%		0.58%	0.61%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company's net yield on its earning assets.
(2)
Efficiency ratio is computed by dividing non-interest expense less gains or losses on sale of other real estate owned by the sum of fully taxable equivalent net interest income and noninterest income, net of securities gains or losses.

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except for ratios)	Sep. 30, 2014	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013	Sep. 30, 2013
ASSET QUALITY RATIOS:
Nonperforming loans	$ 2,233	$ 2,210	$ 2,002	$ 2,184	$ 5,060
Other real estate owned	1,406	1,406	1,406	4,085	1,406
Nonperforming corporate bonds, at fair value	-	1,222	1,861	1,300	128
Total nonperforming assets	3,639	4,838	5,269	7,569	6,594
Restructured loans still accruing	8,323	8,343	8,598	8,613	8,564
Student loans (U. S. Government 98% guaranteed) past due 90 or more days and still accruing	4,059	2,949	7,017	7,917	3,629
Other loans past due 90 or more days and still accruing	-	1	358	506	1
Total nonperforming and other risk assets	$ 16,021	$ 16,131	$ 21,242	$ 24,605	$ 18,788

Nonperforming loans to total loans, period end	0.51%	0.50%	0.45%	0.48%	1.11%
Nonperforming assets to period end total assets	0.62%	0.81%	0.87%	1.23%	1.11%
Allowance for loan losses	$ 6,595	$ 6,753	$ 6,631	$ 6,667	$ 6,481
Allowance for loan losses to period end loans	1.51%	1.52%	1.49%	1.48%	1.42%
Allowance for loan losses as percentage of nonperforming loans, period end	295.34%	305.57%	331.22%	305.27%	128.10%
Net loan charge-offs (recoveries) for the quarter	$ 158	$ (122)	$ 36	$ 315	$ 688
Net loan charge-offs (recoveries) to average loans	0.04%	(0.03)%	0.01%	0.07%	0.15%

CAPITAL RATIOS:
Tier 1 leverage ratio	9.91%	9.65%	9.54%	9.24%	9.31%
Tier 1 risk-based capital ratio	14.08%	13.78%	13.57%	13.28%	12.93%
Total risk-based capital ratio	15.34%	15.03%	14.83%	14.54%	14.18%
Tangible equity to total assets	9.28%	8.91%	8.69%	8.32%	8.21%

 FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Dollars in thousands, except per share data)	For the Nine Month Periods Ended,
	Sep. 30, 2014	Sep. 30, 2013
EARNINGS STATEMENT DATA:
Interest income	$ 16,513	$ 17,310
Interest expense	1,943	2,391
Net interest income	14,570	14,919
Provision for loan losses	-	1,300
Net interest income after
provision for loan losses	14,570	13,619
Noninterest income	5,050	4,869
Noninterest expense	14,855	14,594
Income before income taxes	4,765	3,894
Income taxes	1,111	964
Net income	$ 3,654	$ 2,930

PER SHARE DATA:
Net income per share, basic	$ 0.98	$ 0.79
Net income per share, diluted	$ 0.98	$ 0.79
Cash dividends	$ 0.36	$ 0.36
Average basic shares outstanding	3,727,453	3,709,945
Average diluted shares outstanding	3,744,875	3,725,517

PERFORMANCE RATIOS:
Net interest margin(1)	3.58%	3.65%
Return on average assets	0.82%	0.66%
Return on average equity	9.21%	8.10%
Efficiency ratio(2)	74.49%	72.42%

Net loan charge-offs	$ 72	$ 1,076
Net loan charge-offs to average loans	0.02%	0.24%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company's net yield on its earning assets.
(2)	Efficiency ratio is computed by dividing non-interest expense by the sum of fully taxable equivalent net interest income and non-interest income.